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                                                      CONFORMED EXECUTION COPY


                             WOOD FIBER SUPPLY AGREEMENT

    THIS AGREEMENT, made and entered into this 30th day of May, 1996, between ST. JOSEPH LAND AND DEVELOPMENT COMPANY, a Florida corporation, hereinafter "Seller", and FLORIDA COAST PAPER COMPANY, L.L.C., a Delaware limited liability company, hereinafter "Buyer."
                                 W I T N E S S E T H
                                 -------------------

    Whereas, Buyer is desirous of procuring wood fiber in the form of pulpwood, wood chips, and fuel wood from Seller for its paper mill at Port St. Joe, Florida (the "Mill");
    Whereas, Seller is desirous of selling pulpwood, wood chips, and fuel wood to Buyer for its mill at Port St. Joe, Florida;
    NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, Seller and Buyer agree that Seller shall sell to and Buyer shall purchase from Seller pulpwood, wood chips, and fuel wood upon the following terms and conditions:
1.  AMOUNT:
    Seller shall deliver to Buyer and Buyer shall accept from Seller, upon and subject to the terms and conditions of this Agreement, pulpwood and wood chips in the aggregate as follows:

         first twelve months      --             1,600,000 tons
         second twelve months          --             1,400,000 tons
         third twelve months      --             1,200,000 tons
         fourth twelve months          --             900,000 tons
         thereafter                    --             900,000 tons

Starting in the twenty-fifth month, and annually thereafter during

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the term of this Agreement, 900,000 tons of the tonnage delivered to Buyer must originate from Seller's land with the understanding that wood chips generated from higher margin wood fiber products shall not be required to originate from Seller's land but shall be deemed for this purpose to so originate. During the term of this Agreement, Seller shall notify contemporaneously with notice to other third parties Buyer of any upcoming sales of pulpwood or pine wood chips in the open market and Buyer shall have the right to bid on the same basis as other third parties. From time to time during the term of this Agreement Buyer may elect in its sole option upon 120 days notice to Seller to reduce in increments the minimum tonnage (the "Minimum Tonnage") required of Seller hereunder to an amount not less than 600,000 tons per year, but each and every reduction shall be permanent.
2.  SPECIFICATIONS:
    All wood fiber delivered pursuant to this Agreement shall meet the specifications set forth in Exhibit A hereto. Of the aggregate annual amount of wood fiber in the form of pulpwood and wood chips to be delivered, at least 25% shall be comprised of wood chips.
3.  DELIVERY SCHEDULE:
    Seller shall deliver to Buyer and Buyer shall accept from Seller wood fiber on a generally uniform weekly schedule which may be adjusted by the parties to conform so far as practical to (a) Buyer's paper mill operating schedule; (b) cessation of paper mill operations that are scheduled in advance of stoppage, for maintenance of the mill and inventory adjustments; (c) loss of rail transportation; or (d) excessive unfavorable weather conditions;


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(e) labor disputes or (f) insufficient customer orders.  Each party will give to the other party notice in writing in advance of 3(a), (b), (c), (d), (e) and (f) of this Agreement.
    In the event Buyer does not accept wood fiber from Seller for reasons other than those in this Section 3 or by Force Majeure (Section 11) for a period of two (2) weeks, Buyer shall pay to Seller weekly an amount equal to the pine pulpwood Zone 2 price as determined from time to time in accordance with the terms of this Agreement (1/52 x the Minimum Tonnage). In the event the circumstances in the preceding sentence arise, Buyer may instruct Seller to deliver wood fiber to third parties at destinations other than the Port St. Joe mill. Additional cost incurred for delivery to third parties shall be for the account of Buyer.
4.  FUEL WOOD:
    Biomass used for fuel required by Buyer consistent with past practice at its Port St. Joe Mill shall be delivered to Buyer by Seller for its Port St. Joe mill for the first twelve (12) months hereof. No later than 120 days before the first anniversary of the date of this Agreement and each succeeding anniversary, if extended, Buyer shall notify Seller in writing whether it desires fuel wood produced at Seller's wholly owned or leased wood chipping facilities to be delivered to Buyer in the second twelve (12) months and thereafter in which case Buyer shall be solely responsible for obtaining the balance, if any, of its fuelwood requirements otherwise. In such event, Seller shall so deliver such fuel wood to Buyer.


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5.  SCALES:
    A ton used in this Agreement shall be defined as 2,000 pounds by weight for trucks and 78 cubic feet by scale for rail wood chip cars. Buyer shall provide and maintain at its expense, adequate printing scales at its paper mill at Port St. Joe, Florida for the purpose of determining the weight of pulpwood, wood chips, and fuel wood sold and delivered by truck to the mill.
    Upon request of Seller, Buyer shall promptly provide Seller copies of the certifications of the scales by the Florida Department of Agriculture and Consumer Services.
    Buyer shall be responsible for all scaling and measuring of pulpwood, wood chips, and fuel wood pursuant to this Agreement. Buyer shall, at its expense, furnish qualified scalers acceptable to Seller. Such scalers shall be employees of Buyer.
    Notwithstanding the foregoing, Buyer may, at its option, utilize the weight equivalency methodology of (stick) scaling for the purpose of determining the weight of wood chips delivered by rail to the Port St. Joe mill based on 78 cubic feet per ton.
    Scaling shall be done upon delivery of pulpwood, wood chips, and fuel wood to Buyer's scales, and Buyer shall expeditiously unload and release all trucks and rail cars.
    Seller may, upon reasonable notice to Buyer, at its sole option and cost, utilize scalers other than those supplied by Buyer to verify the scaling and culling. Buyer shall adjust its scaling and culling to reflect the results of such verification, provided, however, that such verification shall have determined that Buyer's scaling methods were in error.


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6.  PRICE OF WOOD FIBER:
    The prices of all wood fiber produced by Seller and purchased by Buyer hereunder is shown in Exhibit B attached to this Agreement and is made a part hereof, as adjusted in accordance with the provisions of this Section 6.
    The prices shown in Exhibit B shall be adjusted at the beginning of each month following the most recent quarterly publication of Timber Mart South (or a successor publication). The prices, including the prices currently set forth in Exhibit B and the quarterly adjusted prices as defined below, shall be adjusted by that percentage change rounded to the fourth decimal place between (a) the average of the prices reflected in the four most recent quarterly publications of Timber Mart South (or a successor publication), for Stumpage Price Mart, Standing Timber, Pine Pulpwood, Dollars Per Ton, Zone 2, Average Price for Florida, and (b) the average of the prices reflected in the four quarterly publications prior to the most recent quarterly publication of Timber Mart South (or a successor publication), for Stumpage Price Mart, Standing Timber, Pine Pulpwood, Dollars Per Ton, Zone 2, Average Price for Florida; provided that each quarterly adjustment shall not be greater than a 5% increase or decrease. However, the prices reflected in Exhibit B (September 30, 1995) attached hereto shall be adjusted without limitation by the percentage change determined by the most recent publication of Timber Mart South (or a successor publication) immediately preceding the closing date hereof.
    In the event that Timber Mart South (or a successor


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publication) is no longer published or such publication (or a successor publication) is prepared on a basis different than that in effect on the date of this Agreement, the parties hereto shall use reasonable efforts to agree on an appropriate substitute publication. Failing such agreement, the parties shall select an arbitrator to select the substitute publication in accordance with the procedures set forth in Section 12 hereof.
    Notwithstanding the foregoing, no later than thirty days prior to each 24 month period beginning on the second anniversary date of this Agreement, Buyer and Seller shall use their best efforts to agree on prices reflecting fair market value for each category of wood fiber as reflected on Exhibit B hereto, to become effective on the anniversary date. Such annually negotiated prices shall be adjusted quarterly as described above for the next 24 month period. In the event that Buyer and Seller are unable to agree on prices by the end of each 24 month anniversary date then the parties shall select an arbitrator to determine the prices in compliance with Section 12 hereof. The prices so determined will be applied retroactively to the applicable anniversary date.
7.  PRICE OF BIOMASS (FUEL WOOD):
    The price of biomass used for fuel wood produced by Seller and delivered to Buyer hereunder is shown in Exhibit B hereto.
    The price of fuel wood may be adjusted every 24 months as mutually agreed between the parties.
8.  PAYMENT:
    Seller shall invoice Buyer on a weekly basis for deliveries made during each week and for all deliveries made during the first


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year of this Agreement, Buyer shall pay Seller within 30 days from the date of such invoices, which date shall not be earlier than the Friday of the week during which the deliveries were made, for the next four years of the term of this Agreement, Buyer shall pay Seller within 14 days from the date of such invoices and for the remainder of the term of this Agreement, Buyer shall pay Seller within seven days from the date of such invoices.
9.  RECORDS:
    Buyer shall furnish Seller daily numbered weight tickets and numbered scaling tickets evidencing the weights of pulpwood, wood chips and fuel wood delivered to it; listing the name of the timber dealer, the name of the timber producer, the time, the date, the truck number, the rail car number, the zone and the tract from which the pulpwood, wood chips and fuel wood originated; provided, however, that Seller shall have provided such information to Buyer at the time of the applicable delivery. Buyer shall furnish all documents detailing the amount and nature of any culling to Seller daily as performed and shall make available to Seller, upon Seller's request, the samples taken on which the culling was done. Buyer shall assist Seller in effecting timber security activities. Unless the quantity received by Buyer under the foregoing records is contested within sixty (60) days from date of such numbered tickets and documents, such records shall be deemed final by the parties hereto.


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10. TITLE:
    The title of all pulpwood, wood chips and fuel wood under this Agreement shall remain in Seller until delivered to Buyer. Delivery of pulpwood, wood chips, and fuel wood by truck shall be deemed to have been made when the truck has been placed in position for scaling at Buyer's woodyard. Delivery of chips by rail shall be deemed to have been made when the rail cars have been placed for scaling at Buyer's woodyard.
11. FORCE MAJEURE:
    The parties hereto agree that Seller shall not be liable to Buyer for any actual or consequential damages for Seller's failure to perform if:
    A. The contract dealers and producers of pulpwood, wood chips or fuel wood are prevented by strike, walkout, labor strife, riot, civil war, acts of the public enemy, and/or acts of God from delivering to Buyer;
    B. Restrictions or prohibitions imposed by Local, State, or Federal Government or any of their agencies that prevent Seller from performing under this Agreement.
    C. The condemnation or taking of Seller's lands or any material part thereof or of the timber thereon; or
    D. Seller's timber is damaged by fire, storm, pestilence, wind, lightning, rain, ice, floods, rising waters or other casualty to the extent that the timber remaining and undamaged is insufficient to supply pulpwood, wood chips, and fuel wood without deviating from sound forest management principles.
    In the event that Seller is unable to ship the pulpwood and


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wood chip tonnage required hereunder on account of any such force majeure event,
Seller will allocate its available pulpwood and wood chip tonnage thereof among its then existing customers, divisions and affiliated companies on such basis as Seller may deem fair and practical, without liability for any such failure to perform its obligations under this Agreement; provided, however, that in making such allocation Seller shall, as near as practicable, limit its reduction of shipments hereunder in such manner as to have the same percentage of reduction apply to such customers, divisions and affiliated companies.
12. DISAGREEMENT OF SPECIFICATIONS, QUALITY OR PRICE:
    In the unlikely event that a disagreement should arise over the specifications, quality, or price of any product produced by Seller and delivered to Buyer, Seller and Buyer mutually agree to submit the matter in dispute to a qualified testing laboratory, engineering firm, forestry consultant, or other third party qualified to arbitrate the disagreement.
Seller and Buyer agree to accept the decision of the third party.
    In the event that Seller and Buyer cannot agree on the third party qualified to arbitrate the disagreement, a joint request shall be made to the American Arbitration Association to appoint an arbitrator. The arbitrator appointed shall be deemed to be the arbitrator selected by mutual agreement.
    If any of the prices of pulpwood, wood chips, or fuel wood is an issue and the matter is submitted for arbitration, the arbitrator shall have not less than ten (10) years experience in the supply of the wood fiber products to be supplied hereunder to


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the geographic region in which Buyer's mill is located and shall not be a current or prior employee of Buyer, Seller or SCC. Each party shall submit to the arbitrator, within five days after the arbitrator is chosen, the price it feels reflects the fair market value for such category of wood fiber as reflected in Exhibit B hereto, together with all data in support of its position. The arbitrator will then rule within thirty days thereafter on the price of either Seller or Buyer that most fairly represents fair market value. The decision of the arbitrator shall be binding on both parties.
    The expenses of the arbitrator shall be borne equally by Seller and Buyer.
13. CHIPPING SERVICES AT LOWRY
    Seller will provide chip service at Lowry for Buyer's private wood up to a maximum of 100,000 tons per year. The charge for chipping Buyer's private wood will be as shown on Exhibit B hereto. For each gross ton of Buyer's private wood delivered to Lowry, Seller will deliver to the mill at Port St. Joe eighty-three percent (83%) chips and seventeen percent (17%) fuel wood. If the ratio of chips to fuel wood proves to be different, the parties will negotiate an appropriate ratio based upon actual outturn.
14. TERMS OF AGREEMENT:
    This Agreement shall commence on May 30, 1996, and will terminate on December 31 of the fifteenth calendar year thereafter. Notwithstanding the foregoing, this Agreement may be extended by Buyer for two successive five year terms, in each case upon one hundred twenty (120) days advance notice in writing to Seller.


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15. ASSIGNMENT:
    This Agreement shall be binding on the successors and assigns of the parties hereto; provided that without the prior written consent of Seller, Buyer may only assign or transfer any of its rights or obligations under this Agreement to a subsequent purchaser of the Mill which will only be permitted to take delivery as prescribed in this Agreement at the Mill except as otherwise provided in Section 3. Nothing herein shall prohibit the Seller from employing any subcontractors or agents; provided that such employment shall not relieve the Seller of any of its obligations hereunder.
16. NOTICES:
    All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger against receipt thereof or sent by registered or certified mail (air mail if overseas), return receipt requested, or by Telex, facsimile transmission, telegram or similar means of communication if confirmed by mail. Notices shall be deemed to have been received on the date of personal delivery or telecopy or, if sent by certified registered mail, return receipt requested, shall be deemed to be delivered on the third business day after the date of mailing. Notices shall be sent to the following addresses:
    To Seller:     St. Joseph Land and Development Company
                   P.O. Box 908
                   Port St. Joe, Florida  32456
                   Attention:  Clay Smallwood, Manager

    To Buyer: Florida Coast Paper Company, L.L.C.


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                   300 First Street
                   Port St. Joe, Florida 32456
                   Attention: Clinton G. Ames, President

17. GOVERNING LAW; JURISDICTION; FORUM:
    The parties hereto agree that all of the provisions of this Agreement and any questions concerning its interpretation and enforcement shall be governed by the laws of the State of Florida without regard to any applicable principles of conflict of laws. Each of the parties irrevocably and unconditionally consents that any suit, action or proceeding relating to this Agreement may be brought in a court of the United States sitting in the State of Florida or, if jurisdiction is lacking in such a court, in a court of record in the State of Florida, and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of the venue in, or to the jurisdiction of, any and each of such courts for the purpose of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction.
18. COUNTERPARTS:
    This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.
19. ENTIRE AGREEMENT:
    This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.
20. HEADINGS:


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    The section headings of this Agreement are only for the purpose of reference and shall not affect the meaning hereof.
    IN WITNESS WHEREOF, the companies hereunto have caused this Agreement to be executed by their duly authorized officer, on the 30th day of May, 1996.

                        ST. JOSEPH LAND AND DEVELOPMENT
                           COMPANY

WITNESSES:

____________________           /s/ R.E. Nedley
                         -----------------------------------------------------
Witness            by:  R.E. Nedley
                   its: Vice President

____________________
Witness


                        FLORIDA COAST PAPER COMPANY, L.L.C.

WITNESSES:


___________________           /s/ Mary B. Dopslaff
                    -----------------------------------------------------
Witness            by:  Mary B. Dopslaff
                   its: Vice President

___________________
Witness


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                                      EXHIBIT A

                               Pulpwood Specifications
                               -----------------------


1.  SHORTWOOD AT PORT ST. JOE:

    a.   Maximum diameter is twenty (20) inches.
    b.   Minimum diameter is three (3) inches.
    c.   Maximum length is seven (7) feet.
    d.   Minimum length is four (4) feet.
    e.   No catfaces, no metal.
    f.   All limbs cut flush with stem.
    g.   No rotten wood.
    h.   No excessive vines or trash.

2.  BUNK LOGS AT PORT ST. JOE:

    a.   Maximum diameter is twenty (20) inches.
    b.   Minimum diameter is three (3) inches.
    c.   Maximum length is eighteen (18) feet.
    d.   Minimum length is ten (10) feet.
    e.   No catfaces, no metal.
    f.   All limbs cut flush with stem.
    g.   No rotten wood.
    h.   No excessive vines or trash.


                               Wood Chip Specifications
                               ------------------------


    a. Wood: All chips are to be produced from sound, unseasoned pine, that is not sap stained.

    b. Foreign Substance: No foreign substances, such as metal, glass, plastic. etc., shall be included among the chips.

    c. Charred Wood: No chips from burned turpentine faces or other burned wood will be accepted.

    d. Bark: Bark content shall not exceed 1% of the chip load by weight. The portion of the weekly average bark content, based on a sample analysis, that exceeds 1%, but is less than 7%, shall be deducted as cull. If a load contains over 7% bark, confirmed by a sample analysis, the entire load will be deducted as cull.

    e. Chip Size: A. Chip size shall be determined by a representative sample on a Williams Laboratory Chip Classifier equipped with the following round screen opening: 1 1/8 inch, 7/8 inch, 5/8 inch, 3/8 inch, 1/4 inch, solid pan.
B. Delivered chips shall contain not less than 78% acceptable chips, with acceptable chips defined as chips retained on the 3/8 inch, 5/8 inch, and 7/8 inch screens.


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The portion of the weekly average of oversized (1 1/8), pin chips (1/4 inch), and fines (solid pan) combined, that exceeds 22% will be deducted as cull.



                               Fuel Wood Specifications
                               ------------------------

    Hogged or ground bark shall not be larger than 2 inches by 2 inches by 2 inches.


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                                      EXHIBIT B

                       ST. JOSEPH LAND AND DEVELOPMENT COMPANY
                                FIBER SUPPLY AGREEMENT
                                    PER TON RATES

                             EFFECTIVE:  ( MAY 30, 1996 )

                                   WOOD FIBER RATES

DELIVERED TO PORT ST. JOE                              PRICE
PINE PULPWOOD ZONE 1                                   $26.08
PINE PULPWOOD ZONE 2                                   $27.56
PINE PULPWOOD ZONE 3                                   $29.04
PINE PULPWOOD ZONE 4                                   $30.02
LOWRY CHIPS                                            $34.94
NEWPORT CHIPS                                          $34.94
L.P.CHIPS                                              $33.47
OTHER CHIPS                                            $35.69

                                    FUELWOOD RATES

DELIVERED TO PORT ST. JOE                              PRICE
FUELWOOD                                            $14.00 first 12 mo.
                                                    $13.00 second 12 mo.

                              CHIPPING SERVICE AT LOWRY

DELIVERED TO PORT ST. JOE                              PRICE
BUYERS WOOD CHIPS                                      $8.00


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